Exhibit (a)(ii) under Form N-2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

FEDERATED MUNICIPAL TERM TRUST

This Certificate of Amendment to the Certificate of Trust of Federated Municipal Term Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1. The name of the trust is Federated Municipal Term Trust (the “Trust”).

2. The Certificate of Trust is hereby amended by changing Article First of the Certificate of Trust to read as follows:

First: The name of the trust is Federated Tax Exempt Term Trust (the “Trust”).

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the trustee named below does hereby execute this Certificate of Amendment this 13th day of February, 2009.

/s/ Gregory Hirst
Gregory Hirst, Trustee